Amendment
Dated as of August 1, 2013
To
Accounting Services Agreement
Between Rydex Series Funds
And Rydex Fund Services, LLC (formerly Rydex Fund Services, Inc.)
Dated September 25, 1996,
as Amended

Amendment to the
ACCOUNTING SERVICES AGREEMENT
Dated September 25, 1996, as amended,
Between
RYDEX SERIES FUNDS
And
RYDEX FUND SERVICES, LLC

The following amendment, which supersedes all previous amendments, is made to the Accounting Services Agreement between Rydex Series Funds (the “Trust”) and Rydex Fund Services, LLC (successor of Rydex Fund Services, Inc.) (the “Servicer”), dated September 25, 1996, as amended (the “Agreement”), and is hereby incorporated into and made a part of the Agreement:

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached new Schedule A effective as of August 1, 2013.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf through their duly authorized officers as of the 5th day of June, 2013.

RYDEX SERIES FUNDS		RYDEX FUND SERVICES, LLC
By:	/s/ Amy J. Lee	By:	/s/ Amy J. Lee
Name:	Amy J. Lee	Name:	Amy J. Lee
Title:	Secretary and Vice President	Title:	Secretary and Vice President

SCHEDULE A

FEE SCHEDULE FOR ACCOUNTING SERVICES

Rydex Series Funds

A.	Annual Fee per Series of the Trust: - (Based upon average net assets and payable monthly) shall be:

10.0 basis points on the first $250 million of a Series’ assets
7.5 basis points on the next $250 million of a Series’ assets
5.0 basis points on the next $250 million of a Series’ assets
3.0 basis points on a Series’ assets greater than $750 million

Notwithstanding the foregoing, for those Series of the Trust listed below, which determine their net asset value per share twice a day, the Annual Fee shall be 15.0 basis points of each Series’ average net assets.

S&P 500 Fund
Russell 2000 Fund
Emerging Markets 2x Strategy Fund
Inverse Emerging Markets 2x Strategy Fund

B.	In addition, all out-of-pocket expenses shall be separately charged and shall include but not be limited to printed forms, postage, overnight mail and telephone expenses.